UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2025

V2X, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-36341	38-3924636
(Commission	(IRS Employer
File Number)	Identification No.)

1875 Campus Commons Drive, Suite 305
Reston, VA 20191
(Address of Principal Executive Offices) (Zip Code)

(571) 481-2000
(Registrant's Telephone Number, Including Area Code)

Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VVX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations of Jordan F. Ransom and Lee E. Evangelakos as Members of the Board of Directors

In connection with the sale of shares of the common stock of V2X, Inc. (“V2X” or the “Company”) by Vertex Aerospace Holdco LLC (“Vertex Aerospace”) on August 11, 2025, and pursuant to a Shareholders Agreement between Vertex Aerospace and the Company (the “Shareholders Agreement”), two directors designated by Vertex Aerospace are obligated to tender their resignation from the Board of Directors of V2X effective no later than V2X’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and Vertex Aerospace may only designate one director to serve on each committee of the Board of Directors of V2X.

On August 13, 2025, Mr. Jordan F. Ransom and Ms. Lee E. Evangelakos tendered their resignations, and the Company’s Board of Directors accepted such tender, in each case, from their positions on the Company’s Board of Directors as a Class III Director and Class I Director, respectively, effective August 14, 2025. The resignations of Mr. Jordan and Ms. Evangelakos as members of the Board are not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with such resignations, the Board, pursuant to the consent required in the Shareholders Agreement and provided by Vertex Aerospace, reduced the size of the Board from 11 directors to 10 directors effective August 14, 2025.

Appointment of David Farnsworth as a Member of the Board of Directors

On August 14, 2025, the Board of Directors (the “Board”) of V2X, upon recommendation by the Nominating and Governance Committee of the Board, elected and appointed David E. Farnsworth to fulfill the remainder of Ms. Evangelakos’s term as a Class I Director to serve until the 2027 Annual Meeting or until his successor is duly elected and qualified or until his earlier death, resignation or removal. The Board also appointed Mr. Farnsworth as a member of the Audit Committee and as a member of the Nominating and Governance Committee. Mr. Farnsworth has been designated as a financial expert by the Board.

Mr. Farnsworth, age 65, has served as the Chief Financial Officer of Mercury Systems, Inc., an aerospace and defense company, since 2023. He previously served as Chief Financial Officer of HawkEye 360, a radio frequency data analytics company from 2020 to 2023. Prior to that, Mr. Farnsworth held several roles within Raytheon Company, an aerospace and defense company, including as Vice President and Chief Financial Officer of its Integrated Defense Systems business from 2018 to 2020; Chief Financial Officer of its Intelligence, Information and Services segment from 2015 to 2018; and Chief Financial Officer of its Technical Services business from 2008 to 2013. Mr. Farnsworth currently serves on the board of Merrimack Valley Credit Union, a state-chartered community credit union, and on the board of USA Diving, the national governing body for the sport of diving. He previously served on the board of Thales-Raytheon Systems Company, an aerospace and defense company. Mr. Farnsworth holds a Bachelor’s degree from the Wharton School at the University of Pennsylvania and a Master’s degree in Business Administration from Boston University. On March 18, 2025, the Board of Directors of the Company appointed Mr. Farnsworth as a non-voting advisor and observer to the Board pursuant to a Board Advisor Agreement, where he has been attending Board and Committee meetings and pursuant to which, he was appointed to the Board.

As a newly appointed director of the Company, Mr. Farnsworth is eligible to participate in the Company’s director compensation program as approved by the Compensation and Human Capital Committee, which will consist of an annual cash retainer of $105,000 and an annual award of restricted stock units with a value of $165,000, each prorated for the partial year of service. In addition, Mr. Farnsworth has entered into the Company’s form of director indemnification agreement. With his appointment to the Board, any compensation Mr. Farnsworth was receiving pursuant to his Board Advisor Agreement ceases.

Board Committee Changes

On August 14, 2025, in addition to appointing Mr. Farnsworth as a member of the Audit Committee and the Nominating and Governance Committee to replace Ms. Evangelakos, the Board removed Stephen L. Waechter from the Audit Committee and appointed him as a member of the Compensation and Human Capital Committee to replace Neil D. Snyder who will no longer serve on the Compensation and Human Capital Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2025	V2X, INC.

	By:	/s/ Sarita B. Malakar
Sarita B. Malakar
Corporate Secretary